Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Electro Energy, Inc. on Form S-3, Amendment # 1 (File No. 333-149607) of our report dated April 14, 2008, which includes an explanatory paragraph as to Electro Energy Inc. and Subsidiaries’ ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Electro Energy, Inc. and Subsidiaries as of December 31, 2007 and for the years ended December 31, 2007 and 2006 appearing in the Annual Report on Form 10-KSB of Electro Energy, Inc. for the year ended December 31, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman, LLP

New York, New York
April 18, 2008